Exhibit 99.1

Nash-Finch Company	NEWS RELEASE

NASH FINCH COMPLETES STRATEGIC ACQUISITION OF
DISTRIBUTION CENTERS

Acquired Roundy’s Distribution Centers Represent Approximately
$1.0 Billion in Annual Food Distribution Sales

      MINNEAPOLIS (March 31, 2005) — Nash Finch Company (NASDAQ: NAFC), announced today that it has completed the purchase from Roundy’s Inc. of the net assets, including customer contracts, of the wholesale food distribution divisions in Westville, Indiana, and Lima, Ohio, and two retail stores in Ironton and Van Wert, Ohio, for approximately $225 million. The Company had announced its agreement to purchase these assets on February 24, 2005.

      The Westville and Lima Divisions represent approximately $1.0 billion in annual food distribution sales, servicing over five hundred customers principally in Indiana, Illinois, Ohio and Michigan. No facility closures are expected given the strategic fit of these distribution centers into the Nash Finch network.

      “We are very pleased that this purchase is complete and we look forward to a smooth transition,” stated Ron Marshall, Chief Executive Officer. “Over the past few weeks, I have visited many of our new independent operators and I am impressed with their innovative stores and their uniform passion for supermarket retailing. Our continuing commitment to all our independent customers is to help them grow their businesses in an increasingly competitive market. Everyone at Nash Finch — including the approximately 800 new associates we welcomed to the Company today — is excited about the opportunities we now have to expand our merchandising programs and improve productivity throughout our distribution network.”

      New Nash Finch customer Richard L. Riesbeck, President and Chief Executive Officer of Riesbeck Food Markets, a thirteen store supermarket chain in Ohio and West Virginia for more than 80 years, with an emphasis on quality and value, echoed these expectations, commenting, “We are impressed by the Nash Finch organization and they have assured us of their focused commitment to their retail customers — both new and existing. We are confident that the transition will result in continued, positive performance for Riesbeck’s and continued value for our customers.”

      Bob Bartels, Chairman of Martin’s Super Markets, a family-owned chain of more than twenty stores in Indiana and Michigan, well known for strong community involvement and innovative ideas, and now a Nash Finch customer, agreed stating, “We look forward to a seamless transition to supply by Nash Finch. We are confident that we will be well-equipped to continue to provide our customers the highest level of value, variety, quality and service that they have come to expect.”

      Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s food distribution business serves independent retailers and military commissaries in 28 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates retail stores primarily in the Upper Midwest. Further information is available on the Company’s website at www.nashfinch.com.

      The statements in this release that refer to anticipated financial results, improvements, plans and developments are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause material differences include the Company’s ability to successfully integrate into its business the acquired distribution centers and related assets, the effect of competition on the Company’s distribution and retail businesses; general economic conditions; credit risk from financial accommodations extended to customers; changes in consumer spending and buying patterns; limitations on financial and operating flexibility due to debt levels and debt instrument covenants; and other cautionary factors discussed in the Company’s periodic reports filed with the SEC. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

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Contact: LeAnne Stewart, 952-844-1060